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                                                                     Exhibit 5.5

                            ADMINISTRATION AGREEMENT

     Acorn Investment Trust, a Massachusetts business trust registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end diversified management investment company ("Acorn"), on its own behalf and on behalf of each of the Funds listed on Schedule A, as such Schedule shall be amended from time to time (each, a "Fund," together, the "Funds"), and Wanger Asset Management, L.P., a Delaware limited partnership ("WAM"), agree that:

     1. Appointment and Acceptance. Acorn hereby appoints WAM to act as Administrator of the Funds, subject to the supervision and direction of the Board of Trustees of Acorn (the "Board"), as hereinafter set forth. WAM hereby accepts such appointment and agrees to furnish or cause to be furnished the services contemplated by this Agreement.

     2.  Duties of WAM.

     (a) WAM shall perform or arrange for the performance of the following administrative and clerical services:

     1) maintain and preserve the books and records, including financial and corporate records, of Acorn as required by law or otherwise for the proper operation of Acorn;

     2) supervise the preparation and, subject to approval by Acorn, filing of registration statements and amendments thereto, notices, reports, tax returns and other documents required by U.S. Federal, state and other applicable laws and regulations (other than state "blue sky" laws), including proxy materials and periodic reports to Fund shareholders;

     3) oversee the preparation and filing of registration statements, notices, reports and other documents required by state "blue sky" laws, and oversee the monitoring of sales of shares of the Funds for compliance with state securities laws;

     4) calculate and publish the net asset value of each Fund's shares, including provision of and payment for any third party pricing services;

     5) calculate dividends and distributions and performance data for each Fund, and prepare other financial information regarding Acorn;

     6) oversee and assist in the coordination of, and, as the Board may reasonably request or deem appropriate, make reports and recommendations to the Board on, the performance of administrative and professional services rendered to the Funds by others, including the custodian, registrar, transfer agent and dividend disbursing agent, shareholder servicing agents, accountants, attorneys, underwriters, brokers and

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         dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable;

     7) furnish corporate secretarial services to Acorn, including, without limitation, preparation or supervision of the preparation by Acorn's counsel, of materials necessary in connection with meetings of the Board, including minutes, notices of meetings, agendas and other Board materials;

     8) provide Acorn with the services of an adequate number of persons competent to perform the administrative and clerical functions described herein;

     9) provide Acorn with administrative office and data processing facilities;

     10) arrange for payment of each Fund's expenses;

     11) provide routine accounting services to the Funds, and consult with Acorn's officers, independent accountants, legal counsel, custodian, and transfer and dividend disbursing agent in establishing the accounting policies of Acorn;

     12) prepare such financial information and reports as may be required by any banks from which Acorn borrows funds;

     13) develop and implement procedures to monitor each Fund's compliance with regulatory requirements and with each Fund's investment policies and restrictions as set forth in each Fund's currently effective Prospectus and Statement of Additional Information filed under the Securities Act of 1933, as amended;

     14) provide for the services of principals and employees of WAM who may be appointed as officers of Acorn, including the President, Vice Presidents, Treasurer, Secretary and one or more assistant officers;

     15) provide services to shareholders of the Funds, including responding to shareholder inquiries regarding, among other things, share prices, account balances, dividend amounts and payment dates, and changes in account registrations or options, to the extent not provided by a Fund's transfer agent; and

     16) provide such assistance to the Investment Adviser, the custodian, other Trust service providers and Acorn's counsel and auditors as generally may be required to carry on properly the business and operations of Acorn.

     Acorn agrees to deliver, or cause to be delivered, to WAM, on a timely basis, such information as may be necessary or appropriate for WAM's performance of its duties and responsibilities hereunder, including but not limited to, shareholder reports, records of transactions, valuations of investments and records of expenses borne by each Fund, and WAM shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder.

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